EXHIBIT 23.1

[KPMG LLP LETTERHEAD]

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
inTEST Corporation

We consent to the incorporation by reference herein of our report dated February 19, 2001, relating to the consolidated balance sheets of inTEST Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of earnings, comprehensive earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule, which report appears in the December 31, 2000 annual report on Form 10-K of inTEST Corporation.

/s/ KPMG LLP
KPMG LLP

Philadelphia, Pennsylvania
September 24, 2001